Exhibit 99.2

Communications Systems Inc. Announces Year End Corporate Restructuring and Reduction of Its Quarterly Dividend

Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced it will initiate a series of restructuring measures by year end that will materially reduce expense levels in its corporate operations and in its Suttle business. These moves, which will include job eliminations, will better position the Company to compete in the rapidly changing telecommunications industry. The restructuring is expected to achieve approximately $2.5 million in annual cost savings, excluding one-time costs to be largely expensed in the 2018 fourth quarter. The resulting savings will allow CSI to focus its resources on growth opportunities and better utilize its capabilities across the organization. These moves, together with earlier measures taken over the last two years, are expected to provide CSI with a cost structure that will enable it to return to profitability.

CEO Roger Lacey commented: “While adjustments of this type are always very difficult, especially amongst long service and loyal personnel, they are essential to support the drive to returning CSI to robust financial health. The sales declines we have seen, largely driven by market forces, appear to have stabilized, and we are optimistic that these moves, coupled with the success of some of our newer technology and service programs, will provide us with a solid platform for growth and profitability in 2019.

Mr. Lacey continued: “The Special Committee of the Board, assisted by Northland Capital, continues its strategic review of portfolio options. Further moves emanating from this effort will be announced as appropriate.”

CSI also today announced that its Board of Directors has declared a cash dividend of $0.02 per common share. The dividend is payable on January 14, 2019, to shareholders of record as of December 26, 2018. The quarterly dividend announced today, which is the Company’s 65th consecutive quarterly dividend, represents a reduction of $0.02 per share from the dividend of $0.04 last paid on October 1, 2018, and reflects the Company’s desire to conserve capital for growth projects, an approach to dividend policy that we believe is more in line with other similar technology companies.

About Communications Systems

Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and future growth. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by these statements due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth in this press release should be read in light of these risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark D. Fandrich

Chief Financial Officer

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674